(Letterhead of Branden T. Burningham, Esq.)

October 27, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of World Internetworks, Inc., a Nevada corporation (the "Registrant"), SEC File No.033-05844-NY, to be filed on or about October 27, 1999, covering the registration and issuance of 262,500 shares of common stock to six individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham